Exhibit 3.1

Registration No. 56130 GOVERNMENT OF BERMUDA Registrar of Companies The Companies Act 1981 CERTIFICATE OF CHANGE OF NAME I HEREBY CERTIFY that in accordance with section 10 of the Companies Act 1981 Brookfield Reinsurance Ltd. by resolution and with the approval of the Registrar of Companies has changed its name and was registered as Brookfield Wealth Solutions Ltd. on the 4th day of September 2024. Kenneth Joaquin Registrar of Companies 4th day of September 2024